IOWA FIRST BANCSHARES CORP.
                             300 East Second Street
                              Muscatine, Iowa 52761
                              PHONE (319) 263-4221

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


The annual meeting of shareholders of Iowa First Bancshares Corp., an Iowa corporation, will be held at the corporate offices of the Company and its subsidiary, First National Bank of Muscatine, Muscatine, Iowa, on Thursday, April 16, 1998, beginning at 2:00 p.m. in order to:

1.   Elect three Directors for terms of three years each.

2. Transact any other business which may be properly brought before the meeting or any adjournment of the meeting.

Common stockholders of record as of the close of business on March 13, 1998 are entitled to vote at the meeting.

Even if you plan to attend the meeting, we encourage you to sign and return the enclosed proxy. If you are unable to attend the meeting because of illness or any other reason, your vote will still be cast. If you do attend the meeting, your proxy will automatically be suspended if you elect to vote in person.

We encourage your attendance at this meeting. The Officers and Directors want to keep you, one of the owners of the Company, informed of its activities and progress.



March  20, 1998                                         /s/ George A. Shepley
                                                        ------------------------
                                                        George A. Shepley
                                                        Chairman of the Board
                                                        Chief Executive Officer

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.

                                 PROXY STATEMENT

General Information Concerning the Solicitation of Proxies

This proxy statement is furnished on March 20, 1998, in connection with the solicitation by the Board of Directors of the proxies in the accompanying form.

A shareholder who gives a proxy may revoke it at any time prior to its exercise by filing with the Corporate Secretary a written revocation or a duly executed proxy bearing a later date. The proxy will be suspended if the shareholder is present at the meeting and elects to vote in person.

As of March 13, 1998, 1,827,129 shares of common stock were outstanding, each of which is entitled to one vote at the meeting. Only shareholders of record as of the close of business on March 13, 1998 will be entitled to notice of and to vote at the meeting.

The affirmative vote of the holders of a majority of the outstanding shares entitled to vote is required for adoption of motions and resolutions, except that changes in voting rights, removal of Directors, amendments to the Articles of Incorporation, and approval of mergers, consolidations, or partial liquidations require the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote.

Beneficial Owners of Common Stock

The following table sets forth information as of February 28, 1998, with respect to any person who is known to the Company to be the beneficial owner of more than 5 percent of the Company's common stock.

Name and Address               Amount and Nature of               Percent
of Beneficial Owner            Beneficial Ownership              of  Class
-------------------            --------------------              ---------

Carl J. Spaeth                    177,315   (1)                    9.71%
1630 Fifth Avenue
Moline, Illinois

George A. Shepley                 113,021   (2)                    6.19%
34 Colony Drive
Muscatine, Iowa

(1) Includes 4,815 shares as beneficially and indirectly owned by Mr. Spaeth regarding shares owned by Mr. Spaeth's spouse. Also includes 50,535 shares owned by Spaeth and Co. and 34,200 shares owned by 10 Yen, Inc. Mr. Spaeth is President of Spaeth and Co. and, as such, shares voting and dispositive powers as to shares held by that entity. Mr. Spaeth is a director of 10 Yen, Inc. and, as such, shares voting and dispositive powers as to shares held by that entity, of which he disclaims "beneficial ownership."

(2) Includes 94,121 shares as beneficially owned by Mr. Shepley because the Company's management believes he has the power to exercise investment decisions with respect to such shares.

The beneficial ownership of current, continuing and nominated Directors is set out in the table on the following page. All current Directors and Executive
Officers as a group own beneficially 460,921 shares, which constitutes 25.2 percent of the class.

Election of Directors

At the annual meeting, shareholders will be asked to elect three Directors to hold office for terms of three years each.

The Board of Directors and management recommend the election of the three nominees listed herein. The named proxies intend to vote for the election of the nominees. If, at the time of the meeting, any of such nominees is unable or declines to serve, the discretionary authority provided in the proxy will be exercised to vote for a substitute or substitutes, unless otherwise directed. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Information Concerning Nominees for Election as Directors

The Board of Directors presently consists of eleven Directors divided into three classes, with four Directors in two classes and three Directors in one class. Directors of one class are elected each year to hold office for a three-year term, until their successors are duly elected and qualified, or until their earlier resignation or removal. The terms of office of the current Class III Directors will expire on the election of the Directors at the 1998 annual meeting of shareholders.

The shareholders will be asked to elect each of the three Class III nominees listed herein for terms of three years or until a successor is elected and qualified or until his or her earlier resignation or removal. If all nominees are elected they will fill all but one of the current twelve Directorships with the intent that the vacancy be filled by the Board of Directors as provided in the By-laws when the Board deems such action advisable. The Board of Directors has not selected a nominee for the vacancy, and will not present a candidate for the vacancy at the annual meeting.

Certain information is set out below and on the following page with respect to the three persons nominated by the Board of Directors to serve as Directors and with respect to the Directors continuing in office for terms expiring in 1999 and 2000. All nominees are currently Directors of the Company.

                           IOWA FIRST BANCSHARES CORP.
                                    DIRECTORS

                                                                                                          As of February 28, 1998
                                                                                                                Common Stock
                                                                                                          --------------------------
                                                                                                          Amount and
                                        Position(s)                                          Nominated    Nature of       Percent
                                         Held with                                 Director   For Term    Beneficial         of
Nominees                                the Company                         Age      Since    Expiring    Ownership        Class
------------------------------------------------------------------------------------------------------------------------------------
Roy J. Carver, Jr.         Director                                         54       1989        2001       25,404          1.39%

Dean H. Holst              Director. President and CEO, First National
                           Bank in Fairfield                                58       1985        2001       22,342          1.22%

Dr. Victor G. McAvoy       Director.                                        54       1994        2001        4,650              *

Continuing                                                                                      Term
Directors                                                                                      Expires
---------------                                                                                -------

Kim K. Bartling            Director.  Executive Vice President, Chief
                           Operating Officer, and Treasurer                 40       1994        2000       36,335          1.99%

Larry L. Emmert            Director                                         56       1993        2000       15,250              *

Craig R. Foss              Director                                         48       1994        1999        3,360              *

Donald R. Heckman          Director                                         59       1984        1999       21,060          1.15%

D. Scott Ingstad           Director and President. President and CEO,
                           First National Bank of Muscatine                 47       1990        1999       21,160          1.16%

George A. Shepley          Chairman of the Board and CEO                    75       1983        2000      113,021          6.19%

Carl J. Spaeth             Director                                         80       1984        2000      177,315          9.71%(1)

Beverly J. White           Director                                         58       1988        1999       21,024          1.15%

(1) Includes 4,815 shares as beneficially and indirectly owned by Mr. Spaeth regarding shares owned by Mr. Spaeth's spouse. Also includes 50,535 shares owned by Spaeth and Co. and 34,200 shares owned by 10 Yen, Inc. Mr. Spaeth is President of Spaeth and Co. and, as such, shares voting and dispositive powers as to shares held by that entity. Mr. Spaeth is a Director of 10 Yen, Inc. and, as such, shares voting and dispositive powers as to shares held by that entity, of which he disclaims "beneficial ownership".

*    Less than 1 percent of the outstanding stock of the Company.

Shares listed as beneficially owned include, for Directors who are also officers of the Company, shares held in the Company's retirement plan for the benefit of such individuals.

The business experience of each nominated and continuing Director is set forth in the following section. All Directors have held their present position for at least five years unless otherwise indicated.

Kim K. Bartling. Mr. Bartling has been Executive Vice President, Chief Operating Officer and Treasurer since December 1996. He has served as Executive Vice President and Chief Financial Officer of First National Bank of Muscatine since February 1997. Mr. Bartling served as Senior Vice President, Chief Financial Officer and Treasurer of the Company and First National Bank of Muscatine beginning in 1988. Prior to serving in these positions he served as Vice President/Finance of the Company and First National Bank of Muscatine since 1987. Mr. Bartling is also a Director of the Company.

Larry L. Emmert. Mr. Emmert has been President of Hoffmann, Inc., a general building contractor located in Muscatine, Iowa, since 1981.

George A. Shepley. Mr. Shepley has been Chairman of the Board and CEO of the Company since 1983. Mr. Shepley served as President of the Company from 1989 until December 1996. He has served as Chairman of the Board, 1987 to present, President, 1963 to 1989, First National Bank of Muscatine and Chairman of the Board, 1986 to present, First National Bank in Fairfield.

Carl J. Spaeth. Mr. Spaeth has been President of Cabe Corporation and Spaeth and Co., investment companies located in Moline, Illinois, since the 1960's. Mr. Spaeth is also Director of 10 Yen, Inc., an investment company located in Moline, Illinois.

Roy J. Carver, Jr. Mr. Carver has been Chairman of Carver Pump Company, a manufacturer of industrial pumps used in military and civilian applications, since 1981. Mr. Carver is also a Director of Bandag, Incorporated, which has classes of securities registered with the Securities and Exchange Commission.

Craig R. Foss. Mr. Foss has been President and a shareholder of the law firm of Foss, Kuiken, and Gookin, P.C., Fairfield, Iowa, since 1979.

Donald R. Heckman. Mr. Heckman is an investor. Prior to retirement, Mr. Heckman had been Factory Manager of the H. J. Heinz Co. plant located in Muscatine, Iowa, 1973 to February 1995. This plant produced and warehoused various consumer products including ketchup, gravy and various sauces.

Dean H. Holst. Mr. Holst has served as President and CEO of First National Bank in Fairfield since 1985, prior to which he served as Vice President from 1973 to 1985. Mr. Holst is also a Director of the Company.

D. Scott Ingstad. Mr. Ingstad has served as President and CEO of First National Bank of Muscatine since 1990. Prior to joining the Company, Mr. Ingstad was Senior Vice President/ Senior Loan Officer, First National Bank and Trust Company, Columbia, Missouri, 1989 to 1990 and President and CEO, Commerce Bank of Harrisonville, NA, Harrisonville, Missouri, 1986 to 1989. Mr. Ingstad is also a Director and, as of December 1996, President of the Company.

Victor G. McAvoy. Dr. McAvoy has served as President of Muscatine Community College and Vice-Chancellor of the Eastern Iowa Community College District since 1986.

Beverly J. White. Mrs. White has served as a Director of Quality Foundry Co. since 1993 as well as Vice President beginning in 1996. Quality Foundry Co. is a grey iron foundry specializing in semi-steel castings. Mrs. White also served as Executive Vice President of Muscatine Development Corporation and Muscatine Chamber of Commerce from 1990 to 1991 and as a Director of Muscatine Development Corporation from 1989 to 1990.

Officers and Directors of the Company and its subsidiaries have had, and may have in the future, banking transactions in the ordinary course of business of the Company's subsidiaries. All such transactions are on substantially the same terms, including interest rates on loans and collateral, as those prevailing at the time for comparable transactions with others, involve no more than the normal risk of collectibility, and present no other unfavorable features.

Meetings and Committees of the Board of Directors

The Board of Directors held twelve regular meetings and no special meetings during the last fiscal year. All incumbent Directors attended at least 75% of the regular Board of Directors meetings held after each Director was duly elected and qualified. The annual retainer that each outside Director received in 1997 was $5,300 plus $100 for each committee meeting attended. Executive officers who also serve on the Board of Directors do not receive such retainer or committee fees.

The Company has committees of the Board of Directors, which meet on an "as needed" basis. During 1997, the Strategic Planning Committee met one time. Its members are Mr. Emmert (Chairman), Mr. Spaeth, Mr. Heckman, Mr. McAvoy, Mr. Shepley and Mrs. White. The Human Resource Committee met twice; its members are Mrs. White (Chairperson), Mr. Emmert, Mr. Spaeth and Mr. Shepley. The Retirement Plan Committee met one time during 1997; its members are Mr. Spaeth (Chairman), Mr. Emmert, Mrs. White and Mr. Bartling.

Compensation Committee Report

The Human Resource Committee serves as the Company's compensation committee. The Committee policy is to seek to provide fair and competitive compensation, encourage the retention of highly qualified individuals and enhance shareholder value by encouraging increased profitability of the Company. This policy is intended to align the financial interest of the Company's and subsidiary banks' officers (including executive officers) with those of the shareholders, as well as to create an atmosphere that recognizes the contribution and performance of each officer. In addition to merit-based promotions, the essential components of the compensation policy for the Company's executive officers are base compensation, bonuses and stock option awards.

The Committee considers many factors when determining compensation levels for executive officers. These factors include the extent to which each executive officer contributes to enhancement of shareholder value and comparisons of the Company's compensation of executive officers to the compensation paid to executive officers by other companies in the banking industry, including peer groups. The Committee also considers the extent to which each executive officer contributes to attainment of earnings targets for the Company and each subsidiary. Other factors include the executive officer's contribution to return on average assets and return on average equity, contribution to the profitable growth of the Company, and contribution to improvements in quality of assets and, thus, quality of earnings.

In determining the base compensation of the executive officers for 1997, the Committee considered all of the aforementioned factors, including the Company's strong earnings performance and an average salary increase at the subsidiary banks of approximately 3%-4%.

In determining the compensation level for the Chief Executive Officer, the Committee specifically reviews trends in the Company's return on average assets and equity. It looks at the overall return to shareholders, including dividends paid and changes in the fair market value of the Company's stock. The Committee also assesses the CEO's effectiveness in leadership and communication skills, as demonstrated by the level at which the subsidiary banks attain their targets for earnings and asset quality, and the effectiveness of the strategic and operating planning process, which the CEO leads. During 1996, the Company's net earnings increased approximately 13.6%, earnings per share increased 14.7%, and total shareholder return was 24%. Return on average assets and equity was 1.26% and 14.5%, respectively. Additionally, nonaccrual loans and loans past due 90 days or more increased a manageable $190,000 (19%).

This report submitted by the Human Resource Committee:
     Beverly J. White, Chairperson
     Larry L. Emmert
     Carl J. Spaeth

Management Compensation

The following table sets forth the remuneration paid or accrued for the past three years by the Company and its subsidiaries to the highest paid executive officers whose 1997 cash compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                   Long Term Compensation
                                                                     -----------------------------------------------
                                        Annual Compensation                     Awards                     Payouts
                                    -------------------------------  ---------------------------------  ------------
                                                                     Restricted Stock                                     All Other
                                    Salary     Bonus   Other Annual      Awards        Options or SARs  LTIP Payouts    Compensation
                           Year        $         %     Compensation        %                   #                            $(1)
------------------------------------------------------------------------------------------------------------------------------------
George A. Shepley          1997     200,014    27,752       - -           - -                - -                 - -       17,854
Chairman and CEO           1996     195,709    27,889       - -           - -                - -                 - -       13,197
                           1995     190,009    28,026       - -           - -                - -                 - -       12,677

D. Scott Ingstad           1997     146,895    19,464       - -           - -                - -                 - -       14,221
Director and President     1996     139,900    17,837       - -           - -                - -                 - -       13,197
of  the Company;           1995     134,380    17,469       - -           - -                - -                 - -       12,432
President and CEO, First
National Bank of Muscatine

Dean H. Holst              1997     114,529     8,890       - -           - -                - -                 - -       11,340
Director  of the Company;  1996     110,119    15,141       - -           - -                - -                 - -       10,761
President and CEO, First   1995     106,912    13,765       - -           - -                - -                 - -       10,256
National Bank in Fairfield

Kim K. Bartling            1997     100,000    14,250       - -           - -                - -                 - -        9,875
Director , Executive Vice  1996      94,100    12,939       - -           - -                - -                 - -        9,260
President, Chief Operating 1995      90,045    12,494       - -           - -                - -                 - -        8,594
Officer
and Treasurer of the Company;
EVP and CFO, First National
Bank of Muscatine

(1) Includes contributions to the employee stock ownership plan with 401(k) provisions.

Employee Stock Ownership Plan with 401(k) Provisions

The Company sponsors an employee stock ownership plan with 401(k) provisions. An employee becomes a participant upon completing a minimum period of employment. Employee contributions up to 6% of total compensation per employee are matched by the employer at a rate of 50% of the employee contributed amount. Additionally, the employer may make discretionary profit-sharing contributions to the plan; total annual contributions cannot exceed the amount that can be deducted for federal income tax purposes. Participants may direct investment of the funds they have contributed to their individual accounts under the plan utilizing several fixed income and equity investment options. A portion of the discretionary profit-sharing contributions made by the Company or its subsidiaries for the participants may be directed for investment in common shares of the Company. Participant (but not Company) contributions are included in salary in the Summary Compensation Table. The Company and its subsidiaries contributed a cash total of $279,237 to this plan for 1997.

Performance Incentive Plans

In addition to base compensation, each executive officer of the Company and the subsidiaries has specific annual weighted goals which, if attained, will result in year-end cash performance incentive pay equal to 10% of base pay. The maximum annual payment under this incentive plan is 15% of base pay for substantially exceeding the goals established. For the year ended December 31, 1997, amounts paid or accrued under this incentive plan totaled $98,762 which included $70,356 for executive officers of the Company as a group. Also, the Company and subsidiaries have discretionary performance incentive plans covering a majority of employees. These plans encourage improved efficiency and effectiveness of employees by increasing remuneration as a direct result of individual and organizational goal attainment. Payments made or accrued under all performance incentive plans, including the executive officer plan discussed above, totaled $153,430 for 1997.

Executive Employment Agreements

In order to advance the interests of the Company by enabling the Company to attract and retain the services of key executives upon which the successful operations of the Company are largely dependent, the Board of Directors tendered, effective January 1, 1996, Employment and Change in Control Agreements to D. Scott Ingstad, Dean H. Holst and Kim K. Bartling. An Employment Agreement was also tendered by the Board of Directors, effective September 1, 1996, to Tim
M. Nelson, Executive Vice President and Senior Loan Officer of one of the Company's banking subsidiaries, First National Bank of Muscatine.

The Employment Agreements are for a base term of two years and automatically renew unless 90 days notice of non-renewal is provided to the other party. If an executive's employment is terminated prior to the expiration of the Agreement or by the providing of notice of non-renewal, or if the executive is constructively discharged (for example, as a result of a reduction in responsibilities or compensation, or other breach of the Agreement by the Company), the executive is entitled to a severance benefit of : (1) twelve months base pay; (2) any vacation pay accrued but not yet taken; (3) an amount equal to the annual average past three years payment under the Performance Incentive Plan; (4) reimbursement of a portion of medical premiums paid by the executive such that the same "cost-sharing" basis provided at the date of termination is maintained.

Upon a change in control, as defined, the Change in Control Agreements become effective. The executive will, under the Agreement, remain employed by the Company for three years after the effective date or until executive's normal retirement date (the Employment Term), whichever is earlier. An executive who is terminated or constructively discharged after a change in control is entitled to the following for the remainder of the Employment Term: (1) base pay; (2)
payments under the Performance Incentive Plan; (3) perquisites to which the executive was entitled on the date of the change in control; and (4) contributions for benefits expected to be made to the Company's retirement plans.

Supplemental Compensation will also be provided to mitigate the effects of any excise taxes applicable to executive employment payments. Each executive is subject to a confidentiality agreement, and if the executive voluntarily terminates employment prior to a change in control or if executive's employment is terminated for cause, the executive will be subject to noncompetition and nonsolicitation agreements.

Incentive Stock Option and Nonstatutory Stock Option Plan

The Company has an Incentive Stock Option and Nonstatutory Stock Option Plan (hereinafter "Plan") for senior officers and directors. The purpose of the Plan is to promote the interests of the Company and its shareholders by strengthening its ability to attract and retain key officers and directors by furnishing additional incentives whereby such officers and directors may be encouraged to acquire, or to increase their acquisition of, the Company's common stock, thus maintaining their personal and proprietary interest in the Company's continued success and progress. The Human Resource Committee of the Company administers the Plan. The option price is 100 percent of the fair market value of the common stock ($9.00 per share, adjusted for stock splits and stock dividends) of the Company at the grant date, January 1, 1993. All options granted under the Plan vest ratably over five years and must be exercised within five years of the grant date, thus the final date to exercise options pursuant to the Plan was December 31, 1997. The Company retains Right of First Refusal on all shares issued pursuant to the Plan.

The following table provides information regarding all stock options exercised by the named executives during 1997 and the number and value of options held by such executive officers at December 31, 1997.

         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                                OPTION/SAR VALUES

                                                                      Number of                    Value of
                                                                Securities Underlying            Unexercised
                                                                     Unexercised                 In-the-Money
                                                                   Options/SARs at             Options/SARs at
                                                                      FR-End (#)                 FR-End ($)(2)
                      Shares Acquired          Value         ---------------------------  ---------------------------
Name                   on Exercise (#)    Realized ($)(1)    Exercisable   Unexercisable  Exercisable   Unexercisable
---------------------------------------------------------------------------------------------------------------------
George A. Shepley          9,000             $171,000             0             0              $0             $0
D. Scott Ingstad          14,100             $250,100             0             0              $0             $0
Dean H. Holst              5,100             $100,725             0             0              $0             $0
Kim K. Bartling           12,000             $170,700             0             0              $0             $0

(1) Value realized is calculated based on the difference between the option exercise price and the higher of the most recent known market or appraisal price of the Company's common stock on the date of exercise multiplied by the number of shares to which the exercise relates.

(2) Represents the aggregate market value (market price of the common stock less the exercise price) of the options granted based upon the bid price of $28.75 per share of the common stock on December 31, 1997.

Comparative Performance By The Company

The graphical chart omitted herein compares the performance of the Company's common stock with (i) the Media General Financial Services, Inc. (MGFS) Index for NASDAQ Stock Market (U.S. Companies), and (ii) the MGFS Index for the stocks of banks and bank holding companies located in the West North Central United States which are listed on the New York Stock Exchange or NASDAQ (representing approximately twenty-one companies). Most of these companies are considerably larger than Iowa First Bancshares Corp. The chart assumes an investment of $100 on January 1, 1993, in each of the Company's common stock, the NASDAQ National Market Index and the stocks in the bank peer group. Each year's performance is for the twelve months ended December 31. The index level for all series was set to 100.00 on January 1, 1993. The overall performance assumes dividend reinvestment throughout the period. The Company's common stock is not listed on any stock market exchange thus the price used for the Company's common stock in the chart was the greater of the year-end bid price supplied by one of the brokerage firms which acts as a market maker for the Company or the appraisal price supplied by an independent appraiser. The data points used in the omitted graph are as follows:

               Comparison of 5-Year Cumulative Total Return Among
                          Iowa First Bancshares Corp.,
                    NASDAQ Market Index and Peer Group Index

                         1992     1993      1994      1995      1996      1997
                         ------------------------------------------------------

Iowa First Bancshares    100     150.75    178.46    237.36    293.86    433.57
Peer Group Index         100     111.47    113.79    168.59    233.65    408.81
NASDAQ Market Index      100     119.95    125.94    163.35    202.99    248.30

Assumes $100 invested on January 1, 1993.

Assumes dividends reinvested.

Independent Auditors

Representatives of McGladrey & Pullen, LLP, independent auditors for the Company, will be present at the annual meeting, will have an opportunity to make any statement they desire, and will be available to respond to appropriate questions.

Deadline for Shareholder Proposals for 1999 Annual Meeting

Proposals by shareholders intended to be presented at the 1999 annual meeting must be received at the Company's executive offices no later than November 20, 1998, to be included in the proxy statement and proxy form.

Deadline for Shareholder Nominations of Directors for 1999 Annual Meeting

Proposals by shareholders for vacant directorships intended to be presented at the 1999 annual meeting must be received at the Company's executive offices no later than November 20, 1998, to be included in the proxy statement and proxy form.

General

The entire cost of soliciting proxies for the annual meeting is paid by the Company. No solicitation other than by mail is contemplated.

The Board of Directors knows of no other matters which will be brought before the meeting, but, if other matters properly come before the meeting, the persons named in the proxy intend to vote the proxy according to their best judgment.

On written request to the undersigned at 300 East Second Street, Muscatine, Iowa 52761, the Company will provide, without charge to the shareholder, a copy of its Annual Report on Form 10-K, including financial statements and schedules, filed with the Securities and Exchange Commission for its most recent fiscal year.

Information set forth in this proxy statement is as of March 13, 1998, unless otherwise dated.





                                                       /s/ George A. Shepley
                                                       -------------------------
March 20, 1998                                         George A. Shepley
                                                       Chairman of the Board and
                                                       Chief Executive Officer